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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

                           DECEMBER 14, 1998

                            MAIL-WELL, INC.
          (Exact Name of Registrant as Specified in its Charter)

                                COLORADO
              (State or Other Jurisdiction of Incorporation)

           1-12551                                84-1250533
   (Commission File Number)           (IRS Employer Identification Number)

              23 INVERNESS WAY EAST, ENGLEWOOD, CO  80112
         (Address of principal executive offices) (Zip Code)


                             303-790-8023
         (Registrant's telephone number, including area code)


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ITEM 5.   OTHER EVENTS.

     On December 14, 1998 the Company announced the following:

                  MAIL-WELL ISSUES $300 MILLION OF NOTES TO
                          SUPPORT CONTINUED GROWTH

ENGLEWOOD, CO -- Mail-Well, Inc. (NYSE: MWL) increased its previously announced Senior Subordinated Note offering by 50% to $300 million to satisfy investor demand. The 10-year notes issued by a wholly owned subsidiary will carry an annual interest rate of 8-3/4%. Proceeds will be used to repay bank debt and to redeem the company's $85 million 10-1/2% Senior Subordinated Notes. Redemption of the 10-1/2% notes will result in an estimated extraordinary after-tax charge in the fourth quarter of $3.7 million or $0.07 per diluted share.

"This was an opportunity to add favorably priced fixed-rate debt to our capital structure as the bond market became attractive in recent weeks," said Gerald F. Mahoney, Chairman and Chief Executive Officer. "The proceeds from the notes will allow us to continue our successful acquisition program."

Mail-Well is a leading consolidator in the highly fragmented printing industry, specializing in fast-growing, multibillion dollar market segments: customized envelopes, high impact printing, commercial printing, glue-applied consumer products labels and business communications documents. Mail-Well has more than 11,000 employees and more than 90 printing plants and numerous sales offices throughout North America. Reporting 1997 sales of $900 million, Mail-Well currently has a run rate of $1.7 billion in revenues.

This press release may make forward-looking statements. It should be understood that all such statements are subject to various uncertainties and risks that could affect their outcome. Factors which could cause or contribute to such differences include, but are not limited to, product demand and sales, interest rates, ability to obtain assumed productivity savings and availability of acquisition opportunities. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well's securities.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized


                                   Mail-Well, Inc.
                                   ---------------
                                    (Registrant)


                                   By: /s/ Paul V. Reilly
                                       -----------------------------------
                                       Paul V. Reilly, President and
                                         Chief Operating Officer

Date: December 14, 1998